UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

          Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                  of the Securities Exchange Act of 1934

                     Commission File Number: 333-36771

                        Citadel Broadcasting Company
               --------------------------------------------
           (Exact name of registrant as specified in its charter)

                        City Center West, Suite 400
           7201 West Lake Mead Boulevard, Las Vegas, Nevada 89128
                               (702) 804-5200
               --------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                10 1/4% Senior Subordinated Notes due 2007
               --------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
                --------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)           |_|       Rule 12h-3(b)(1)(ii)       |_|
 Rule 12g-4(a)(1)(ii)          |_|       Rule 12h-3(b)(2)(i)        |_|
 Rule 12g-4(a)(2)(i)           |_|       Rule 12h-3(b)(2)(ii)       |_|
 Rule 12g-4(a)(2)(ii)          |_|       Rule 15d-6                 |_|
 Rule 12h-3(b)(1)(i)           |X|

Approximate number of holders of record as of the certification or notice date: One

          Pursuant to the requirements of the Securities Exchange Act of 1934, Citadel Broadcasting Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       CITADEL BROADCASTING COMPANY



DATE:  June 26, 2001                   By: /s/ Sandra J. Horbach
                                          -------------------------------
                                          Name:   Sandra J. Horbach
                                          Title:  Executive Vice President
                                                  and Assistant Secretary